Exhibit 99.2

AGTC Announces Pricing of $10 Million Underwritten Public Offering

GAINESVILLE, Fla., and CAMBRIDGE, Mass., July 12, 2022 — Applied Genetic Technologies Corporation (“AGTC” or the “Company”) (Nasdaq: AGTC), a clinical-stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases (IRDs), today announced the pricing of its previously announced underwritten public offering of 16,666,667 shares of its common stock (or common stock equivalents) and accompanying warrants to purchase up to 16,666,667 shares of common stock at a combined public offering price of $0.60 per share of common stock and accompanying warrant, less underwriting discounts and commissions. The warrants have an exercise price of $0.60 per share, are exercisable immediately, and will expire five years following the date of issuance. The offering is expected to close on or about July 15, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as sole book-running manager for the proposed public offering.

In addition, AGTC has granted the underwriter a 30-day option to purchase up to an additional 2,500,000 shares of common stock and/or warrants to purchase up to an additional 2,500,000 shares of common stock at the public offering price, less the underwriting discounts and commissions.

The gross proceeds of the offering to AGTC, before deducting the underwriting discounts and commissions and other offering expenses payable by AGTC, are expected to be approximately $10 million.

AGTC intends to use the net proceeds from this offering, together with other available funds, to fund its ongoing Skyline and Vista clinical trials in its X-linked retinitis pigmentosa (XLRP) program and its ongoing Phase 1/2 clinical trials in its Achromatopsia (ACHM) program, its preclinical development programs, investments in its manufacturing facility and for working capital and other general corporate purposes, including scheduled payments under its term loan with Hercules Capital, Inc.

A shelf registration statement on Form S-3 (File No. 333-255008) relating to the securities being offered has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC on July 12, 2022. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from H.C. Wainwright & Co., LLC, at 430 Park Avenue, New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3) leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on the Company’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding the satisfaction of the closing conditions of the offering and the anticipated use of proceeds, that involve a number of risks and uncertainties. Statements that are not historical facts are based on AGTC’s current expectations, beliefs and assumptions regarding the market for its securities. Important factors that could cause actual outcomes to differ materially from those indicated by these forward-looking statements include risks and uncertainties related to market conditions, the satisfaction of customary closing conditions related to the proposed public offering and other factors described in AGTC’s most recent Annual Report on Form 10-K for the year ended June 30, 2021, subsequent quarterly reports on Form 10-Q and the preliminary prospectus supplement filed with the SEC on July 12, 2022. AGTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and AGTC undertakes no obligations to update or revise these statements, except as may be required by law.

IR CONTACT:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contacts:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com